                  [LETTERHEAD OF MAGNA ENTERTAINMENT CORP.]


     EXHIBIT 10.17

     November 1, 2000

     PRIVATE & CONFIDENTIAL

     Mr. Gary Cohn
     337 Magna Drive
     Aurora, Ontario
     L4G 7K1

     Dear Gary:

     Re:  Employment with Magna Entertainment Corp.
     ----------------------------------------------

     In accordance with our recent discussions, we are delighted to confirm the terms and conditions of your employment with Magna Entertainment Corp. (the "Corporation"), as follows:

     1. Position: You are appointed effective November 13, 2000 (or such earlier date as may be mutually agreed) as Vice President and Corporate Counsel of the Corporation reporting to the President and Chief Executive Officer and the Board and carrying out your day-to-day duties from agreed offices in the Toronto area.

     2. Base Salary: Your Base Salary shall be U.S. $200,000 per annum (less statutorily required deductions), payable monthly in arrears and otherwise in accordance with the Corporation's standard payroll practices.

     3. Annual Bonus: In addition to your Base Salary, you shall receive (a) a bonus (the "Basic Bonus") equal to 0.5% of the pre-tax profits before profit-sharing of the Corporation at the end of each year of employment, and (b) a discretionary bonus (the "Discretionary Bonus") as determined by the Board (the Basic Bonus and the Discretionary Bonus are referred to herein collectively as the "Annual Bonus"). The Annual Bonus shall not be less than US $100,000 and shall be inclusive of all entitlement to vacation pay, and less statutorily required deductions. Your Annual Bonus for the period ending December 31, 2000 will be prorated for your length of service with the Corporation on calendar 2000.

     4. Benefits: During your employment by the Corporation, you will be entitled to:

          (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, with the exception of any pension plan or Employee Equity Participation and Profit Sharing Plan or any equivalent or related plans in effect from time to time;

          (b) four weeks vacation in respect of each completed twelve month period, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof;

          (c) receive an automobile allowance of U.S. $800 per month; provided that you shall be responsible for all automobile operating costs including, without limitation, fuel, repairs, maintenance, insurance premiums and insurance deductibles; and

          (d) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs.

     5. MEC Stock Options: Subject to the express approval of the Board of Directors of the Corporation and any regulatory bodies having jurisdiction (including the consent of The Toronto Stock Exchange and NASDAQ to the listing of the underlying shares), and subject to you entering into a Stock Option Agreement with the Corporation in the standard form contemplated by the Corporation's Long-Term Incentive Plan, the Corporation shall grant you options (vesting over three years) to purchase 75,000 Class A Subordinate Voting Shares of the Corporation ("Shares") at an exercise price per share which is equal to the closing price on NASDAQ on the day prior to grant by the Board of Directors of the Corporation. Such options shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above. Upon receipt of an executed copy of this agreement, we will place this matter before the Board of Directors of the Corporation at the earliest opportunity. Each year the Board will consider the grant of additional options for executive management based on a program to be established by the Compensation Committee and approved by the Board of Directors of the Corporation.

     6. Stock Ownership: The Corporation requires that you accumulate and maintain an investment in Class A Subordinate Voting Shares of the Corporation ("Shares") as a condition of your employment. As a minimum, you agree to purchase within 90 days of commencement of employment, 25,000 Shares of the Corporation. You shall retain such Shares for the term of this Agreement, provided however that you may sell up to one quarter of such Shares following each completed year of employment.

          Evidence of your ownership of the required number of Shares must be produced each year commencing in February, 2001, in order to obtain payment of the cash portion of your Annual Bonus in each such year.

     7. Termination: Your employment and this agreement, including all benefits provided for under this agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of six months or more in any twenty-four month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for just cause or by reason of your breach of the terms of this agreement.

          Otherwise, you or the Corporation may, at any time, terminate your employment and this agreement by providing the other party with twelve
          (12) months prior written notice of intention to terminate. In addition the Corporation may elect to terminate your employment immediately by paying you a retiring allowance. Such retiring allowance shall be equal to your Base Salary and Annual Bonus for the one year preceding termination. Any such aforesaid payment of a retiring allowance will be made in a lump sum within thirty days of the day of termination. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) for a period of one year from the day of termination.

          On termination of this agreement other than for dismissal pursuant to sub-paragraph 7(d), (i) any stock options referenced in paragraph 5 will immediately vest, and will continue to be exercisable in accordance with the aforesaid Stock Option Agreement, and (ii) the Corporation will pay your Annual Bonus on a prorated basis.

          The termination provisions set forth above represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation or any affiliates of Magna International Inc. (the "Magna Group").

     8. Other Conditions: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

          a) Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Corporation and/or the Magna Group shall be exclusive property of the Magna Group, and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

          b) Confidentiality: You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the Magna Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.

          c) Non-Competition: During the term of your employment with the Corporation and for a period of twelve months after the termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the Magna Group in respect of which you have had access to proprietary or confidential information or solicit the employees thereof whether for employment or otherwise.

     9. Term: Subject to earlier termination in accordance with the terms of this agreement, your employment with the Corporation shall commence on November 13, 2000, or such earlier or later date as may be mutually agreed upon (the "Start Date"), and shall expire on December 31, 2005. Upon expiry or other termination of this agreement, paragraph 8 shall continue in full force and effect. This agreement shall be null and void and of no effect if you do not commence employment by January 31, 2001.

     10. Assignability: The Corporation may, in its sole discretion, assign this agreement to an affiliated or other organization at any time. Upon any such assignment, the terms and conditions of this agreement shall continue in full force and effect.

     If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies in the places indicated and return two fully signed copies to the attention of the Chairman by November 10, 2000, after which, if not so signed and returned, this agreement shall become null and void and of no effect. Effective November 13, 2000, this agreement (i) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation or any member of the Magna Group, (ii) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the Magna Group, and (iii) will continue to be applicable in the event that your employment with the Corporation continues beyond the expiry date of the term specified above without this agreement being formally extended or replaced.

     Yours very truly,

     MAGNA ENTERTAINMENT CORP.



     ____________________
     Frank Stronach
     Chairman

                              ___________________

     I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with Magna Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement.




     __________________________                      __________________________
     Date                , 2000                      Gary Cohn